As filed with the Securities and Exchange Commission on August 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Electric Last Mile Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-2308711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1055 W. Square Lake Road Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Electric Last Mile Solutions, Inc. 2020 Incentive Plan

(Full title of the plan)

Copy to:

Benjamin Wu

General Counsel and Secretary

Electric Last Mile Solutions, Inc.

1055 W. Square Lake Road

Troy, Michigan 48098

(888) 825-9111
(Name, address and telephone number, including
area code, of agent for service)

Paul D. Broude, Esq. Megan A. Odroniec, Esq. Garrett F. Bishop, Esq. Foley & Lardner LLP 111 Huntington Avenue Suite 3000 Boston, Massachusetts 02199 (617) 342-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	29,200,000 shares	$7.55	$220,460,000	$24,053

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 26, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by Electric Last Mile Solutions, Inc. (f/k/a Forum Merger III Corporation) (the “Company”) are hereby incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A filed on May 7, 2021.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

(c)	The Company’s Current Reports on Form 8-K filed on May 6, 2021; May 7, 2021; June 25, 2021; June 30, 2021; July 12, 2021; July 19, 2021; and August 12, 2021.

(d)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 17, 2020, as amended by Amendment No. 1 to Registration Statement on Form 8-A/A filed with the Commission on June 25, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Third Amended and Restated Certificate of Incorporation of the Company limits the Company’s directors’ liability to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Company’s amended and restated bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form 8-A/A (File No. 001-39457), filed with the Commission on June 25, 2021).
4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 8-A/A (File No. 001-39457), filed with the Commission on June 25, 2021).
4.3	Electric Last Mile Solutions, Inc. 2020 Incentive Plan.
5.1	Opinion of Foley & Lardner LLP.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of BDO USA, LLP (Electric Last Mile, Inc.).
23.3	Consent of BDO USA, LLP (US Electric Vehicle Assembly Plant Operations).
23.4	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, as of August 30, 2021.

Electric Last Mile Solutions, Inc.

By:	/s/ James Taylor
James Taylor
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of August 30, 2021. Each person whose signature appears below constitutes and appoints James Taylor and Benjamin Wu, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ James Taylor	Chief Executive Officer, President and Director
James Taylor	(Principal Executive Officer and Director)

/s/ Albert Li	Chief Financial Officer
Albert Li	(Principal Financial Officer)

/s/ Robert Song	Deputy Chief Financial Officer and Treasurer
Robert Song	(Principal Accounting Officer)

/s/ Jason Luo
Jason Luo	Executive Chairman and Director

/s/ Shauna F. McIntyre	Director
Shauna F. McIntyre

/s/ Richard N. Peretz	Director
Richard N. Peretz

/s/ Brian M. Krzanich	Director
Brian M. Krzanich

/s/ David Boris	Director
David Boris

/s/ Neil Goldberg	Director
Neil Goldberg